EXHIBIT 99.1

LITHIA MOTORS ACQUIRES CHRYSLER JEEP AND DODGE STORE
IN BRYAN - COLLEGE STATION, TEXAS

Lithia Now has Fourteen Stores in Texas

MEDFORD, ORE. June 6, 2006 (12:00 p.m. PDT) – Lithia Motors, Inc. (NYSE: LAD) the country’s eighth-largest automotive dealership group, today announced its acquisition of TradeMark Chrysler Jeep Dodge in Bryan - College Station, Texas. The store has annualized revenues of approximately $60 million and was added to Lithia’s operations as Lithia Chrysler Jeep Dodge of Bryan.

This is a new market for Lithia in the state of Texas. Lithia’s thirteen other stores in the state are located in the cities of; Midland, Odessa, San Angelo, Abilene and Corpus Christi. Lithia now generates approximately $540 million in annualized revenues in the state of Texas.

Lithia’s Chairman and CEO Sid DeBoer commented, “Texas continues to produce opportunities for growth. The community of Bryan - College Station draws on a metropolitan area with a population of approximately 189,000 people and represents the type of regional markets where Lithia has been successful in the past. Our first Texas acquisition was in San Angelo back in January of 2002. This store represents our fourteenth store in Texas and our fifth acquisition in the state over the past twelve months.”

About Lithia
Lithia Motors, Inc. is a Fortune 1000 and Russell 2000 Company that sells 25 brands of new vehicles and operates 95 stores and 195 franchises in 12 states in the Western United States and over the Internet through "Lithia.com-America's Car & Truck Store." Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 103,333 new and used vehicles and had $2.9 billion in total revenue in 2005.

Additional Information
For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com – go to Investor Relations

Forward Looking Statements
This press release includes forward looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company’s filings with the SEC. Specific risks in this press release include the estimated annualized revenue at the new store and annualized revenues derived from the state of Texas.